UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2011

Morgans Hotel Group Co.
(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 9, 2011, Morgans Group LLC and other subsidiaries of Morgans Hotel Group Co. (the “Company”) entered into an omnibus agreement to acquire the remaining 50% interests that the Company does not already own in its food and beverage joint ventures from affiliates of China Grill Management Inc. (“CGM”) for approximately $20 million. The joint ventures operate, and CGM manages, restaurants and bars at Delano, Mondrian Los Angeles, Mondrian South Beach, Morgans, Sanderson and St Martins Lane. CGM will continue to manage the food and beverage operations at these properties for a transitional period pursuant to short-term cancellable management agreements while Morgans reassesses its food and beverage strategy.

Pursuant to the omnibus agreement, the Company’s ownership interest in the Asia de Cuba brand, and all intellectual property related to the Asia de Cuba brand, will be transferred to CGM. The transaction is expected to close in the second quarter of 2011 and is subject to satisfaction of certain closing conditions, including the receipt of certain lender consents and the execution of a standard mutual release among the parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: May 11, 2011

By: /s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer